Exhibit 99.1

Investor Contact:	Press Contacts:
Frank Yoshino	Katherine Lane
Vice President, Finance (714) 885-3697	Manager, Public Relations (714) 885-3828
EMULEX ADOPTS NEW STOCKHOLDER RIGHTS AGREEMENT
REPLACES PRIOR AGREEMENT WHICH EXPIRES
ON JANUARY 19, 2009

     COSTA MESA, Calif., January 16, 2009 - Emulex Corporation (NYSE:ELX) today announced that its Board of Directors (the “Board”) has adopted a new stockholder Rights Agreement (the “Agreement”), replacing the Company’s prior rights agreement (the “Prior Agreement”) that was originally adopted in 1989, renewed previously in 1999, and expires on January 19, 2009. To implement the new Agreement, the Board declared a dividend of one preferred stock purchase right for each share of common stock of the corporation, which replaces a similar right provided in the Prior Agreement. The issuance of the rights under the Agreement will be made to stockholders of record as of the close of business on January 24, 2009.
     The Agreement, which has a term of three years, is designed to help ensure that all of Emulex’s stockholders continue to receive fair and equal treatment and are able to realize the long-term value of their investment in the event of any unsolicited attempted takeover of the Company, partial tender offer, open market accumulation or other potentially abusive or coercive tactic to gain control of the Company without offering a price that is in the best interests of all stockholders.
     The rights will become exercisable if a person or group acquires 15% or more of Emulex’s common stock or announces a tender offer, consummation of which would result in ownership by a person or group of 15% or more of the common stock. If the rights become exercisable, each right will allow its holder to purchase one one-thousandth (1/1,000) of a share of preferred stock for $35.00, except that the rights owned by a holder (including a group) of 15% or more of the Company’s common stock will be voided. The exercise price is subject to certain anti-dilution adjustments.
     Further details and a copy of the Agreement will be filed with the Securities and Exchange Commission in a Current Report on Form 8-K today.
About Emulex
     Emulex Corporation creates enterprise-class products that intelligently connect storage, servers and networks. The world’s leading server and storage providers rely on Emulex’s award-winning HBAs, intelligent storage platforms and embedded storage products, including switches, bridges, routers and I/O controllers, to build reliable, scalable and high-performance storage and server solutions. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements set forth above contain forward-looking statements that involve risk and uncertainties. These statements reflect our current belief and are based upon currently available information. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors which could cause actual results to differ materially from those in the forward-looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q, under the caption “Risk Factors.”